Federal Home Loan Bank of Des Moines
announcement

August 10, 2018

FHLB Des Moines Approves Second Quarter 2018 Dividend

The FHLB Des Moines (the Bank) Board of Directors has approved an increase in the second quarter 2018 dividend to an annualized rate of 5.75 percent on activity-based stock and 3.25 percent on membership stock. Dividend payments totaling $77 million are expected to be paid on August 13, 2018.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding is 5.28 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the second quarter.

Earlier today the Bank filed its Second Quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the second quarter was provided in a Form 8-K earnings release filed with the SEC on July 26, 2018. The Bank's SEC filings are available at www.fhlbdm.com and www.sec.gov.